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                                                                    EXHIBIT 12


GTE Florida Incorporated and Subsidiaries

STATEMENT OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)

                                                                     Six Months Ended       Six Months Ended
                                                                      June 30, 1997         June 30, 1997(a)
                                                                   ---------------------   --------------------

Net earnings available for fixed charges:
  Income from continuing operations                                $             96,843    $            96,843
  Add - Income taxes                                                             63,258                 63,258
        - Fixed charges                                                          37,651                 54,364
                                                                   ---------------------   --------------------
Adjusted earnings                                                  $            197,752    $           214,465
                                                                   =====================   ====================

Fixed charges:
  Interest expense                                                 $             32,767    $            49,480
  Portion of rent expense
      representing interest                                                       4,884                  4,884
                                                                   ---------------------   --------------------
Adjusted fixed charges                                             $             37,651    $            54,364
                                                                   =====================   ====================

RATIO OF EARNINGS TO FIXED CHARGES                                                 5.25                   3.94






(a) Results for the six months ended June 30, 1997 include $16.7 million of interest expense associated with commercial paper issued by the Company's wholly-owned subsidiary, GTE Funding Incorporated (GTE Funding), on behalf of GTE's other domestic telephone operating subsidiaries. This interest is refunded to the Company through interest income on affiliate notes between GTE Funding and the domestic telephone operating subsidiaries. GTE Funding provides short-term financing and investment vehicles and cash management services for the Company and six other of GTE's domestic telephone operating subsidiaries.